Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

RumbleOn, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class B common stock, par value $0.001 per share	Rule 457(c)	3,792,622	$2.70	$10,240,079.40	0.00015310	$1,567.76

Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-	-	-

	Total Offering Amounts					$10,240,079.40		$1,567.76
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,567.76

(1)	Consists of a maximum of 3,792,622 shares of Class B common stock, par value $0.001 per share (“Class B common stock”) to be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class B common stock of RumbleOn, Inc. (the “Company”) being registered hereunder include an indeterminate number of shares of Class B common stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $2.70, which was the average of the high and low sales prices per share of Class B common stock reported on the Nasdaq Capital Market on May 6, 2025 (a date within five business days prior to the filing of this registration statement on Form S-3).